Exhibit 15.1

KPMG Auditores Independentes

Mail address	Office address	Central tel 55 (21) 3231-9400
Caixa Postal 2888	Av. Almirante Barroso, 52 - 17°	Fax 55 (21) 2544-1338
20001-970 Rio de Janeiro, RJ	20031-000 Rio de Janeiro, RJ	www.kpmg.com.br
Brazil	Brazil

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Rio de Janeiro, Brazil

September 13, 2004

Re: Registration Statement on Form F-4 of Brasil Telecom S.A.

With respect to the Registration Statement Form F-4 of Brasil Telecom S.A., in relation to the exchange offer for US$200,000,000 9.375% notes due 2014, we acknowledge our awareness of the use therein of our report dated July 30, 2004, related to our review of interim financial information of Brasil Telecom S.A. as of June 30, 2004 and for the six month period then ended included in the Brasil Telecom S.A.’s report on form 6-K dated August 6, 2004, incorporated by reference in the abovementioned Registration Statement.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG Auditores Independentes